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                                                                     EXHIBIT 5.1

                   [Conner & Winters Letterhead Appears Here]

                                  May 27, 2004

Willbros Group, Inc.
Plaza 2000 Building
50th Street, 8th Floor
P.O. Box 0816-01098
Panama, Republic of Panama

      Re:   Willbros Group, Inc.
            Registration Statement on Form S-3

Gentlemen:

      We have acted as U.S. counsel for Willbros Group, Inc., a Republic of Panama corporation (the "Company"), in connection with the filing of a registration statement on Form S-3 (the "Registration Statement") with the U.S. Securities and Exchange Commission pursuant to the U.S. Securities Act of 1933, as amended, for the registration of $70,000,000 principal amount of the Company's 2.75% Convertible Senior Notes due 2024 (the "Notes"), and 3,595,277 shares of the Company's common stock, par value $.05 per share, which are initially issuable upon conversion of the Notes (the "Shares").

      We have examined (i) the Amended and Restated Articles of Incorporation and the Restated Bylaws of the Company, (ii) the Registration Statement and
(iii) the Indenture dated as of March 12, 2004, between the Company and JPMorgan Chase Bank, as trustee, relating to the Notes (the "Indenture"). In addition, we have (a) examined such certificates of public officials and of corporate officers and directors of the Company and such other documents and matters as we have deemed necessary or appropriate, (b) relied upon the accuracy of facts and information set forth in all such documents, and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the authenticity of the originals from which all such copies were made. In rendering the opinions set forth below, we have assumed that (a) the Indenture represents a valid and binding obligation of the trustee under the laws of its jurisdiction of incorporation and the State of New York, U.S.A. and (b) the Notes have been duly authorized, executed and delivered by the Company. With regard to the assumption in clause (b) of the previous sentence, we refer you to the opinion of Arias, Fabrega & Fabrega, Panamanian counsel to the Company, filed as Exhibit 5.2 to the Registration Statement.

      Based on the foregoing and subject to the other qualifications and limitations stated herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

      Our opinion set forth above is subject to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws now or

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Willbros Group, Inc.
May 27, 2004
Page 2

hereinafter in effect relating to or affecting the enforcement of creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

      We are members of the bar of the State of New York. Our opinion expressed above is limited to the laws of the State of New York and the federal laws of the United States of America, and we do not express any opinion herein concerning the laws of any other jurisdiction.

      We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus constituting a part of the Registration Statement under the caption "Legal Matters." In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

                                          Very truly yours,

                                          CONNER & WINTERS, P.C.

                                          /s/ Conner & Winters, P.C.